UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 31, 2012

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50307	13-3711155
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7005 Southfront Road Livermore, CA	94551
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (925) 290-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definite Agreement.

On August 31, 2012, FormFactor, Inc. (“FormFactor”), ELM Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of FormFactor (“Merger Subsidiary”), Astria Semiconductor Holdings, Inc. (“Astria”), a Delaware corporation and the parent of Micro-Probe Incorporated, a California corporation, and a representative of the equityholders of Astria (the “Equityholder Representative”) entered in an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Subsidiary will be merged with and into Astria (the “Merger”), with Astria surviving as a wholly-owned subsidiary of FormFactor.  FormFactor will pay approximately $100 million in cash (the “Cash Consideration”) and $16.75 million in common stock of FormFactor (the “Stock Consideration”) to acquire Astria.  The Cash Consideration will be subject to downward adjustment as provided in the Merger Agreement based upon the amount of Astria’s transaction expenses, long-term debt and net working capital at the closing of the Merger.  A portion of the Cash Consideration will be placed in escrow and paid to FormFactor or Astria equityholders based on any claims for indemnification by FormFactor during the escrow period.

Astria’s board of directors has unanimously approved the Merger and a number of Astria’s shareholders sufficient to approve the Merger have executed voting agreements to vote in favor of the Merger.  FormFactor intends to request a qualification permit and a fairness hearing from the California Department of Corporations in order to rely on the exemption from registration afforded by Section 3(a)(10) of the Securities Act of 1933 (the “Securities Act”) for the issuance of the Stock Consideration.  According to the terms of the Merger Agreement, if FormFactor fails to receive such permit, FormFactor may elect to register the Stock Consideration under the Securities Act or pay cash in lieu of the Stock Consideration.

The Merger is expected to close in the first half of FormFactor’s fiscal quarter ending December 29, 2012 and is subject to customary regulatory approvals and closing conditions, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  The consummation of the Merger is not subject to any financing condition.  In connection with the Merger, the parties have agreed to enter into a settlement agreement with respect to the pending lawsuit between FormFactor and Micro-Probe Incorporated, which lawsuit is more fully described in FormFactor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Reports on Form 10-Q filed in 2012.  The settlement agreement will continue to apply even if the Merger Agreement is terminated before the Merger is consummated.

The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact but, rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by FormFactor’s stockholders. None of FormFactor’s stockholders or any other third parties should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of FormFactor, Astria, Merger Subsidiary or any of their respective subsidiaries or affiliates.

The above description of the Merger Agreement is not complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which will be filed as an exhibit to FormFactor’s Quarterly Report on Form 10-Q for the period ended September 29, 2012.

Item 8.01.  Other Events.

On September 3, 2012, FormFactor issued a press release regarding the Merger, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.01 and incorporated by reference herein.

Cautionary Note Regarding Forward Looking Statements

This report includes forward-looking statements regarding the Merger and related transactions that are not historical or current facts and deal with potential future circumstances and developments, including statements regarding whether and when the transactions contemplated by the Merger Agreement will be consummated.  Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the result of the review of the proposed transaction by regulatory agencies, satisfaction of various other conditions to the closing of the transaction contemplated by the Merger Agreement and the risks that are described in FormFactor’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended June 30, 2012. This report speaks only as of its date and FormFactor disclaims any duty to update the information herein other than as required by applicable law or regulation.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.01	Press release dated September 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.

Date:	September 5, 2012	By:	/s/ Stuart L. Merkadeau
			Name:	Stuart L. Merkadeau
			Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.01	Press release dated September 3, 2012.